UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2022

NUTEX HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53862	11-3363609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6030 S. Rice Ave, Suite C, Houston, Texas 77081

(Address of principal executive offices) (zip code)

(713) 660-0557

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NUTX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

Committed Investment Agreement with Lincoln Park Capital

On November 14, 2022, Nutex Health Inc., a Delaware corporation (the “Company” or “Nutex Health”), and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Investor”) entered into a purchase agreement (the “Agreement”) pursuant to which Nutex Health has the right, in its sole discretion, but not the obligation, to sell to the Investor up to $100 million worth of shares of its common stock, par value $0.001 per share (“Common Stock”), over the 36-month term of the Agreement, subject to the terms and conditions provided in the Agreement, including the filing, within 30 days hereof, and effectiveness of a resale registration statement pursuant to a registration rights agreement entered into simultaneously with the Agreement. Nutex Health will control the timing and amount of any future sales of its Common Stock and the Investor is obligated to make purchases in accordance with the Agreement, subject to various limitations including those under the Nasdaq listing rules.

Nutex Health intends to use the net proceeds from the sale of its Common Stock under the Agreement for working capital and general corporate purposes to support its growth.

Regular Purchases: At any time after the satisfaction of certain conditions including the effectiveness of a related resale registration statement, the Company has the right, but not the obligation, to require the Investor to purchase on any particular trading day (“Purchase Date”) up to (i) 300,000 shares of Common Stock provided that the closing price is not below $0.10; (ii) 600,000 shares if the closing price is not below $0.75 and (iii) 900,000 shares if the closing price is not below $1.50. The Investor’s committed obligation under each Regular Purchase shall not exceed $3,000,000. For Regular Purchases the purchase price shall be equal to 97% of the lesser of: (i) the lowest sale price of the Common Stock during the applicable Purchase Date or (ii) the average of the three lowest closing sale prices of the Common Stock during the ten business days prior to the applicable Purchase Date.

Accelerated Purchases: In addition to Regular Purchases and provided that the Company has directed a Regular Purchase in full (as set forth above), the Company in its sole discretion may require the Investor on each Purchase Date to purchase on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the Accelerated Purchase Date at a purchase price equal to 97% of the lesser of (i) the closing sale price on the Accelerated Purchase Date or (ii) the Accelerated Purchase Date’s volume weighted average price. The Company shall have the right in its sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and the Company may direct multiple Accelerated Purchases in a day provided that delivery of shares has been completed with respect to any prior Regular and Accelerated Purchases that Investor has purchased.

There is no upper limit to the price per share that the Investor may pay for future issuances of Common Stock under the Agreement, and the Investor has agreed not to cause or engage in any direct or indirect short selling or hedging of Nutex Health’s Common Stock. No warrants are being issued the Investor and the Agreement does not contain any rights of first refusal, participation rights, penalties, or liquidated damages provisions in favor of any party.

In connection with the execution of the Agreement, the Company issued 1,356,318 shares of Common Stock to the Investor as a commitment fee, in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. Under the Agreement, issuances of Common Stock may be suspended upon the occurrence of customary events, including the unavailability of the resale registration statement. The Company has the right at any time for any reason to terminate the Agreement.

The foregoing description of the Agreement and the registration rights agreement is a summary only and is qualified in its entirety by reference to the Agreement and the registration rights agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Purchase Agreement dated as of November 14, 2022 between Nutex Health Inc. and Lincoln Park Capital Fund, LLC
10.2	Registration Rights Agreement dated as of November 14, 2022 between Nutex Health Inc. and Lincoln Park Capital Fund, LLC

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 18, 2022

Nutex Health Inc.

By: /s/ Jon C. Bates

Jon C. Bates

Chief Financial Officer

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